Exhibit 99.1

Media Contacts:
Sarah Beck
Orkin
404.888.2917

Manning Fairey
Jackson Spalding
For Orkin
404.214.3596

Orkin Establishes First Franchise in Jamaica

Pest Control Leader Expands Caribbean Presence

ATLANTA, Jan. 26, 2010 – Rollins, Inc., a nationwide consumer services company (NYSE: ROL), announced today that the Company, through its wholly-owned subsidiary Orkin, has established a new international franchise in Jamaica. This franchise is Orkin’s first in Jamaica and the company’s 14th international franchise worldwide.

“Tropical climates and the related pest pressures create an increased need for quality pest control services,” said Tom Luczynski, Orkin vice president of international development and franchising. “We are pleased to increase our growing international presence and meet the pest control needs of customers in Jamaica.”

The franchise will offer both residential and commercial pest control and termite services to the entire island of Jamaica. Kenneth Benjamin, a prominent Jamaican businessman, is the franchise owner through his company, Guardsman Services Limited.

Franchise employees will travel to Atlanta, Orkin’s U.S. headquarters, for initial training at the Company’s award-winning training center before returning to Jamaica to complete their training.

“We are excited to partner with Orkin and become the first Orkin franchise in Jamaica,” said Benjamin. “The entire island will benefit from the Company’s high-quality pest control services.”

About Rollins, Inc.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Mexico, Central America, the Middle East, the Caribbean and Asia. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/ facilities management, schools and institutions. Learn more about Orkin on our Web site at www.orkin.com. Orkin is a wholly-owned subsidiary of Rollins, Inc. (NYSE: ROL).

###

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE